Exhibit 10.11

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is dated and made effective as of the 1st day of March 2025 (the “Effective Date”)

BETWEEN:

Functional Brands Inc., a company incorporated under the laws of Delaware having its principal offices at 6400 SW Rosewood Street, Lake Oswego, OR 97035(Functional Brands Inc. and its subsidiaries is hereinafter referred to as (the “Company”))

AND:

Eric Gripentrog, an individual having an address at 7572 SW Hansen Lane, Tigard, OR 97224

(hereinafter referred to as the “Executive”)

WHEREAS:

A.	The Company carries on the business of manufacturing, marketing and selling consumer packaged goods through its subsidiaries; and

B.	The Company wishes to employ the Executive as its Chief Executive Officer (“CEO”) and the Executive wishes to accept such employment in accordance with and subject to the terms of this Agreement.

NOW THEREFORE in consideration of the premises and mutual covenants herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by both parties, the parties hereby covenant and agree with each other as follows:

1.	EMPLOYMENT

1.1 Effective Date. This Agreement is effective as of March 1, 2025.

1.2 Position and Term. The Company hereby employs the Executive as CEO of the Company. The term of this Agreement commencing on the Effective Date with an original term of 12 months (the “Term”), subject to automatic twelve-month renewals for each subsequent year unless earlier terminated as provided herein..

1.3 Duties and Reporting. The Executive shall report to and be directly responsible to the Board of Directors of the Company (the “Board”). The Executive is responsible for the duties and authorities as set out in Schedule “A”, including those duties commonly associated with the position of CEO. The Executive shall also perform and execute such other duties as may be assigned by the Company from time to time. The Executive will devote his full time, attention and ability to the business and affairs of the Company and its subsidiaries as required to fulfil the Executive’s duties outlined in this agreement and shall not engage in any other work for remuneration without the written consent of the Company.

2.	COMPENSATION

2.1 Base Salary Pre- Listing. Until such time as the common stock of the Company has been listed on a NASDAQ exchange (the “Listing”), Company will pay the Executive an annual salary of USD $280,000, paid in biweekly installments. ’Salary’ means the remuneration described in this section (subject to adjustment under Section 2.2 below) and does not include any other payments such as incentives, bonuses, Restricted Stock Units (RSU’s), Deferred Share Units (DSU’s), stock options, benefits or amounts of a similar nature.

2.2 Base Salary Post-Listing. From and including the date the Listing is obtained, the Company will pay the Executive an annual salary of USD $360,000, paid in biweekly installments. ’Salary’ means the remuneration described in this section (subject to adjustment under Section 2.2 below) and does not include any other payments such as incentives, bonuses, Restricted Stock Units (RSU’s), Deferred Share Units (DSU’s), stock options, benefits or amounts of a similar nature.

2.3 Annual Bonus

(a)	For each complete calendar year of the Employment Term, the Executive shall be eligible to receive an annual bonus (the “Annual Bonus”). The Executive’s annual target bonus (the “Target Bonus”) opportunity shall be equal to 100% of Base Salary. (schedule B).

(b)	The Annual Bonus, if any, will be paid within three (3) months after the end of each applicable calendar year.

2.4 Performance Equity Awards: With respect to each calendar year of the Company ending during the Employment Term, the Executive shall be eligible to receive a Performance Equity Award.

(a)	RSUs equal to $500,000 which vest six (6) months after the completion of the Listing, and valued at the price of the stock upon the date of vesting.

(b)	The value of $500,000 worth of Company common stock upon closing of each acquisition post Listing with such shares valued at the price of the Company’s stock upon completion of the acquisition.

(c)	The value of $250,000 worth of Company common stock upon the Company achieving positive EBIDTA for the first time in any calendar year with such shares valued at the price of the Company’s stock at the end of such calendar year.

(d)	The value of $1,000,000 worth of Company common stock upon the Company achieving a positive EBIDTA of $5 million for the first time in any calendar year with such shares valued at the price of the Company’s stock at the end of such calendar year.

(e)	The value of $1,000,000 worth of Company common stock upon the Company achieving a first time market valuation of $100 Million.

(f)	The value of $2,500,000 worth of Company common stock upon the Company achieving a first time market valuation of $250 Million.

2.5 Review. The Board, with the approval and recommendation of the Compensation Committee of the Board, will review the Base Salary and Annual Bonus annually and will make adjustments it deems reasonable. These reviews will take into account, but shall not be limited to considering, the Executive’s performance, the financial and operating success of the Company in the preceding twelve (12) months and salaries for comparable positions in the marketplace. Such review will take place within 90 days following the fiscal year end of the Company and Base Salary payable to the Executive hereunder shall thereafter, until the earlier of such determination by the Board or a further written agreement of the parties, be the Base Salary as so adjusted, without the need for a formal amendment of this Agreement. Except as contemplated in Section 2.1, the Base Salary shall not be reduced, except with the written consent of the Executive.

2.6 Car Allowance. During the term of this Agreement, or until such time as this Agreement is terminated under Section 4, the Company will cover monthly vehicle insurance expenses of up to USD $300/month.

2.7 Phone. During the term of this Agreement, or until such time as this Agreement is terminated under Section 4, the Company will provide up to USD $70 monthly phone allowance.

2.8 Expenses. The Executive shall be reimbursed by the Company for out-of-pocket expenses actually, necessarily and properly incurred on behalf of and for the benefit of the Company by the Executive in the discharge of his duties. The Executive agrees that such reimbursements shall be due only after the Executive has rendered an itemized expense account to the Company showing all monies actually expended on behalf of the Company and such other information as may be required and requested by the Company.

2.9 Group Benefits. The Executive will be enrolled in the Company’s group medical benefits plan.

2.10 Vacation. The Executive shall be entitled to five (5) weeks of paid vacation, which will accrue pro rata on a monthly basis, to be taken at such time or times as shall be agreed between the Executive and the Board. Unused vacation, up to five (5) weeks, can be rolled over into the following year.

2.11 Indemnity. The Company shall, to the extent permissible under law, indemnify the Executive from and against all actions, claims and demands brought against the Executive by any third party relating to the performance of the Executive’s employment, provided that the Executive’s actions were in good faith and did not involve gross negligence, criminal activity, breach of fiduciary duty, willful neglect or any willful failure to carry out a lawful instruction from the Company.

3.	TERMINATION

3.1 Resignation. The Executive may terminate this Agreement at any time by giving the Company a one- month advance written notice, in which event, the Executive shall be entitled to receive unpaid salary and vacation pay earned to the date of termination and payment of any reimbursable expenses, but shall not otherwise be entitled to a Severance (as defined below). The Company may waive all or part of such notice and pay compensation in lieu. The Executive will work diligently during the 30 day period to help with transition to a new CEO.

3.2 Termination without Cause and Resignation for Good Reason. The Company may terminate this Agreement and the employment of the Executive without Cause (as defined below) at any time by notice in writing stating the last day of employment and the Executive may resign for Good Reason (as defined below in 3.5) (in either case, the “Termination Date”), in which events the Company shall be obligated to provide the Executive with the compensation set out below (the “Severance”). Severance shall be payable by the fifth day following the Termination Date and shall consist of the following:

(a)	The full amount of the installments falling due to the respect of the Executive’s Salary through the Termination Date plus the amount of any accrued unpaid vacation pay to the Termination Date, the amount of any expenses reimbursable, and the amount, if any, of any other compensation actually accrued and then payable to the Executive which has not been paid, and

(b)	A payment which shall be comprised of

(i)	A cash amount equal to six (6) month’s Salary as in effect as the Termination Date. If the EmployCLment agreement is terminated after September 1st, 2025, the Executive will be entitled to twelve (12) month’s salary as severance;

(ii)	The Company shall maintain any existing benefits, including professional dues, but not including disability insurance coverage or prerequisites of employment such as mobile phone, parking, etc. for the Executive on the same terms as while employed until the earlier of the Executive securing comparable alternate benefits with another employer or the expiry of the period for which the Executive is receiving Salary under subsection 3.2 (b) (i.). To the extent the Company is unable to extend any such Benefit coverage for any portion of such period after reasonable efforts to obtain same; the Company shall pay the Executive the amount sufficient to purchase comparable coverages for such time; and

(iii)	All of the Executive’s unexercised stock options; vested or unvested, shall survive the termination of the Agreement and continue to vest and will remain exercisable for a period of (3) months following the Termination Date and the expiry date of such options.

The Executive agrees to accept the Severance in full satisfaction of any and all claims the Executive has or may have against the Company for a termination or resignation as contemplated hereunder, including the entitlement to reason or contractual notice of termination. The Company shall remain bound by the terms of any stock option or other incentive agreements between the Company and the Executive, as amended by subsection 4.2 (b) (iii).

The Severance shall be subject to all applicable withholdings required by law. In return for the Severance, the Executive shall execute a release in form and content acceptable to the Company, acting responsibly. Of all claims arising upon such termination of employment (other than the Executive’s claim for the performance of the other obligations comprising the Severance). If the Executive does not execute such a release, the Executive shall, in lieu of the Severance, be provided with the minimum payments applicable under employment standards legislation.

3.3 Termination for Cause. The Company may at any time terminate the employment of the Executive and this Agreement for Cause. Without limiting the generality of the foregoing, “Cause” shall include but not be limited to:

(a)	any material act of fraud, breach of fiduciary duty or material dishonesty;

(b)	willful neglect of duties to a material degree following a thirty-day opportunity to cure, after receipt of written notice from the Company detailing such failure;

(c)	personal conduct on the Executive’s part which is of such a serious and substantial nature that it will substantially injure the reputation of the Company;

(d)	if the conduct of the Executive is determined by the Board, which determination shall be made in a bona fide and reasonable manner, to be detrimental to the business of the Company and if the Executive persists in such conduct after being informed of the Company’s determination; or

(e)	A material act of dishonesty by the Executive in connection with the performance of the Executive’s duties to the Company.

In such event, the Executive shall not be entitled to any Severance, compensation or notice, but shall be entitled to receive any unpaid Salary and vacation pay earned to the termination date and payment of any reimbursable expenses.

3.4 Good Reason Defined. As used, herein, “Good Reason” means the occurrence of one of the following events without the Executive’s express written consent:

(a)	A reduction or pay or lack of pay by the Company in the Executive’s Salary

(b)	The failure by the Company to continue in effect, or a material change in the terms of the Executive’s Benefits, including any life, health, accident, disability or similar plan providing welfare benefits or any plan or program of fringe benefits in which the Executive is participating, the effect of which would be to materially reduce the total value, in the aggregate, of the Benefits, or

(c)	The Company requiring the Executive to be based anywhere other than the location that the Executive is based as at the time of a Change of Control, except for required travel on the Company’s business to an extent substantially consistent with the Executive’s business travel obligations in the ordinary course of business immediately prior to the Change of Control.

(d)	The Company’s inability to make the appropriate payments to acquire the Kirkman business

3.5 No Mitigation. The Executive shall not be required to mitigate the amount of any payments provided for in Sections, 4.2 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Part 4 be reduced by any compensation earned by the Executive as the result of employment by another employer.

3.6 Satisfaction. The Executive acknowledges and agrees that the payments provided in Section 4.2 of this Agreement are inclusive of any compensation of payments including, but not limited to, benefits, notice and pay in lieu if notice or severance payments to which the Executive may be entitled under any employment legislation or otherwise at law.

3.7 Right to Deduct. The Company shall have the right to offset any amounts properly due by the Executive to the Company against any amounts payable by the Company to the Executive under this Agreement.

4.	NON-COMPETITION, NON-SOLICITATION, CONFIDENTIALITY AND INTELLECTUAL PROPERTY

4.1 Non-Competition. The Executive acknowledges and agrees that for a period of three months following the termination of this Agreement, for any reason whatsoever, shall not, either directly or indirectly, as an agent, employee, or in any other capacity, engage or participate in any business that is operates in the hemp and/or cannabinoid industry. If the Company does not make the appropriate payments to acquire the Kirkman business, or provide consistent ’Salary’ pay to the Executive, the noncompetition (4.1) clause is null and void.

4.2 Non-Solicitation of Employees. The Executive acknowledges and agrees that during the period of his employment with the Company and for a period of three (3) months following termination or resignation of employment with the Company for any reason whatsoever, he will not, directly or indirectly, solicit or attempt to induce any officer, employee, contractor, agent or consultant of the Company or any of its subsidiaries or its affiliates or who was such an officer, employee, contractor, agent or consultant within the year preceding the termination of this Agreement, away from employment with the Company or the Company’s affiliate, as applicable, whether or not such person would commit a breach of contract by reason of leaving the Company or the affiliate, as applicable. If the Company does not make the appropriate payments to acquire the Kirkman business, the non-solicitation (4.2) clause is null and void.

4.3 Non-Solicitation of Customers. The Executive acknowledges and agrees that during the period of his employment with the Company and for a period of three (3) months following termination or resignation of employment with the Company for any reason whatsoever, he will not, directly or indirectly, contact or solicit any designated customers or clients of the Company or any of its affiliates for the purpose of selling to the designated customers or clients any products or services which are the same as or substantially similar to, or in any way competitive with, the products or services sold by the Company or any of its affiliates during the Executive’s period of employment with the Company or at the end thereof, as the case may be. For the purposes hereof, a “designated customer or client” means a person who was a customer or client of the Company or of any of its affiliates during some part of the Executive’s period of employment with the Company/and whom the Executive had direct dealings at any time within the last twelve (12) months of employment. If the Company does not make the appropriate payments to acquire the Kirkman business, the non-solicitation of customer (4.3) clause is null and void.

4.4 Confidentiality. The Executive understands, covenants and agrees that, in the performance of the Executive’s obligations under this Agreement, the Executive will obtain knowledge of Confidential Information (as hereinafter defined) relating to the business or affairs of the Company or of any of its subsidiary or affiliated companies. The Executive agrees that the Executive shall not, without the prior written consent of the Board, either before or after termination of this Agreement, directly or indirectly, whether as owner, shareholder, director, agent, officer, employee, consultant, independent contractor or in any other capacity whatsoever, of a corporation, partnership or proprietorship:

a)	use or disclose any Confidential Information outside of the Company (or any of its subsidiary or affiliated companies) or for any use or purpose other than those of the Company (or any of its subsidiary or affiliated companies);

b)	publish any article with respect thereto; or

c)	except in providing the Services, remove or aid in the removal from the premises of the Company any Confidential Information or any property or material relating thereto.

4.5 Definition of Confidential Information. In this Agreement, “Confidential Information” means any information or knowledge including, without limitation, any formula, pattern, design, system, program, device, software, plan, budgets, costs, customer information, results of operations, process, know how, research, discovery, strategy, method, idea or compilation of information that: (i) relates to the business or affairs of the Company (or any of its subsidiary or affiliated companies) or to any inventions or results from its or their research and/or development activities; (ii) is private or confidential in that it is not generally known or available to the public; or (iii) gives or would give the Company (or any of its subsidiary or affiliated companies) an opportunity to obtain an advantage over competitors who do not know of or use it.

4.6 Ownership of Documents and Records. All documents, software, records, work papers, notes, memoranda and similar records of or containers of Confidential Information made or compiled by the Executive at any time for the Company or made available to the Executive at any time during his employment by the Company (whether before the effective date of this Agreement or thereafter) including all copies thereof, shall be the property of the Company and belong solely to it, and shall be held by the Executive solely for the benefit of the Company and shall be delivered to the Company by the Executive upon termination of the Executive’s employment with the Company or at any other time upon request by the Company.

4.7 Ownership of Rights. The Executive shall during the term of this Agreement disclose promptly to the Company in writing all ideas, inventions, formulae and discoveries related to the Company’s business, whether or not conceived or developed under direction of the Company or from knowledge and experience gained indirectly from other projects/departments of the Company. The Executive acknowledges that those ideas, inventions, formulae and discoveries shall be the property of the Company, which shall have the exclusive right to any patents, trademarks, copyrights, licenses or any other protection which may be issued thereon or which may arise with respect thereto. The Executive assigns to the Company all the Executive’s right, title and interest in such ideas, inventions and discoveries and all the Executive’s right, title and interest in any patent, copyright, trademark, license or other protection which may be issued or which may arise with respect thereto. The Executive shall execute and deliver all such instruments as the Company may require in order to establish and protect its rights of ownership in any patent, copyright, trademark, license or other protection referred to herein.

4.8 Notification of Claims. The Executive shall promptly notify the Board of any suit, proceeding or other action commenced or taken against the Company or of any fact or circumstances of which the Executive is aware which may reasonably form the basis of any suit, proceeding or action against the Company.

4.9 Compliance with Policies. The Executive acknowledges that the Company maintains certain policies relating to the conduct of employees and relating to other matters. The parties agree that the introduction, administration, amendment and deletion of those policies is within the sole discretion of the Company, reasonably exercised, and that the Executive shall comply with all such policies in force from time to time. If the Company introduces, amends or deletes any such policies, such introduction, amendment or deletion shall not constitute a breach of this Agreement. The Executive shall abide by and carry out all such policies of the Company placed in effect to establish and protect the confidence of Confidential Information.

4.10 Injunctive Relief. The Executive acknowledges that any unauthorized disclosure or use of Confidential Information by the Executive may result in material damages to the Company and consents to the issuance of an injunction or other equitable remedy to prohibit, prevent or enjoin unauthorized disclosure or use of Confidential Information by the Executive.

4.11 Return. The Executive agrees that, upon the termination of his employment, for any reason whatsoever, he shall return to the Company, without reproducing or transmitting them in any manner whatsoever, all documents, drawings sketches, files, reports, notes, copies, media, samples, programs, codes or other property or material which belong to the Company or which relate to its business or that of its affiliates or any of its clients which are in his possession or under his control, and in addition to the foregoing, the Executive shall return to the Company, upon the termination of his employment, any computer, cellular telephone, credit card, key access or identification card which is the property of the Company and which is in his possession or under his control.

4.12 Voice-mail and email. The Executive expressly agrees and acknowledges that the content of voice mail, email and computers or other hardware which is provided to him by the Company in connection with his employment are and shall at all times remain the exclusive property of the Company, and they shall be accessible at all times to any authorized representative of the Company.

5.	CONFLICT OF INTEREST

5.1 Disclosure of Conflicts of Interest. The Executive shall promptly, fully and frankly disclose to the Company in writing:

a)	the nature and extent of any interest the Executive, or any of his Associates (as hereinafter defined), has or may have, directly or indirectly, in any contract or transaction or proposed contract or transaction of or with the Company;

b)	every office the Executive, or any of his Associates, may hold or acquire, and every property the Executive or any of his Associates, may possess or acquire, whereby directly or indirectly a duty or interest might be created in conflict with the interests of the Company or the duties and obligations of the Executive under this Agreement; and

c)	the nature and extent of any conflict referred to above.

ln this Agreement, the expression “Associate” shall include all those persons and entities that are included within the definition or meaning of “associate” as set forth in section 192(1) of the Business Corporations Act (British Columbia) as amended from time to time, and shall also include the parents, brothers and sisters of the Executive.

5.2 Avoidance of Conflicts of Interest. The Executive shall not enter into any agreement, arrangement or understanding without written consent with any other person or entity that would in any way conflict or interfere with this Agreement or the duties and obligations of the Executive under this Agreement or that would otherwise prevent the Executive from performing the Services hereunder, and the Executive hereby represents and warrants that neither he nor any of his Associates has entered into any such agreement, arrangement or understanding.

6.	CHANGE IN CONTROL

6.1 Change in Control Severance. Except as otherwise set forth herein, if a Change in Control (as defined below) occurs, and on, or at any time during the 24 months following, the Change in Control, (i) the Company terminates Executive’s employment for any reason other than Cause , or (ii) Executive terminates Executive’s employment for Good Reason, Executive shall be entitled to the following benefits:

(i)	The Company shall pay Executive, in a lump sum within 60 days following termination of Executive’s employment, severance equal to two times the sum of Executive’s Base Salary and Bonus (the full, non-prorated Bonus for the year of termination assuming attainment of the targeted performance goals at the 100% payout level).

(ii)	Executive also shall be entitled to receive any and all vested benefits accrued under any other incentive plans to the date of termination of employment, the amount, entitlement to, form, and time of payment of such benefits to be determined by the terms of such incentive plans. For purposes of calculating Executive’s benefits under the incentive plans, Executive’s employment shall be deemed to have terminated under circumstances that have the most favorable result for Executive under the applicable incentive plan.

If, upon the date of termination of Executive’s employment, Executive holds any awards with respect to securities of the Company, (i) all such awards that are RSUs/options shall immediately become vested and exercisable upon such date and shall be exercisable thereafter until the earlier of the third (3rd) year anniversary of Executive’s termination of employment or the expiration of the full term of the restricted stock units/options; (ii) all restrictions on any such awards of restricted stock, RSUs or other awards shall terminate or lapse, and all such awards of restricted stock, RSUs or other awards shall be vested and payable; and (iii) all performance goals applicable to any such performance-based awards that are “in cycle” (i.e., the performance period is not yet complete) shall be deemed satisfied at the “target” level (assuming 100% payout), and (iv) all such awards shall be paid in accordance with the terms of the applicable award agreement. The provisions of this subsection shall be subject (and defer) to the provisions of any incentive plan, award agreement or other agreement as it relates to an individual award to the extent such provisions provide treatment that is more favorable to Executive than the treatment described in this subsection and such more favorable provisions in such incentive plan, award agreement or other agreement shall supersede any inconsistent or contrary provision of this subsection. All of Executive’s awards with respect to securities of the Company that are outstanding upon the date of termination of Executive’s employment shall continue to be subject to, and enjoy the benefits and protections under, the terms of the incentive plan, the award agreement and any other plan, agreement, policy or other arrangement to which such awards are subject as of the effective date of Executive’s participation, including any employment security agreement or other written compensation arrangement (even if the remaining terms thereof are waived), without application of this subsection.

6.2 “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(iii)	A transaction or series of transactions (other than an offering of common stock to the general public through a registration statement filed by the Company with the Securities and Exchange Commission) whereby any “Person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its subsidiaries, an Executive benefit plan maintained by the Company or any of its subsidiaries or a “Person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13(d)(3) under the Exchange Act) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities outstanding immediately after such acquisition;

(iv)	The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions:

(A)	which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the Person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such Person, the “Successor Entity”) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(B)	after which no Person or group beneficially owns voting securities representing fifty percent (50%) or more of the combined voting power of the Successor Entity; provided, however, that no Person or group shall be treated for purposes of this Section ll(d) as beneficially owning fifty percent (50%) or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

A transaction shall not constitute a Change in Control if its sole purpose is to change the State of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

7.	SUCCESSORS OR ASSIGNS

7. 1 Successors. This Agreement shall ensure to the benefit of and be binding upon and shall be enforceable by the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, amalgamation, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume liability, jointly and severally with the Company for the performance by the Company of its obligations under this Agreement.

7.2Assignment. The Company shall be entitled to assign this agreement without the Executive’s consent to any affiliate of the Company (as defined in the B.C. Business Corporations Act) on written notice to the Executive, provided there is no material change to the Executive’s terms of employment. The Company shall remain jointly and severally liable to the Executive with such assignee. The Executive shall not be entitled to assign this Agreement or to pledge or grant a security interest in any obligation of the Company to make payment hereunder.

7.3Benefit Binding. This Agreement shall ensure to the benefit of, shall be binding upon, and shall be enforceable by the Executive’s legal representatives, executors, administrator, successors, heirs, distributees, devisees and legatees. If the Executive dies while any amounts are still payable to the Executive under this Agreement, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such legal representatives, executors, administrator, successors, heirs, distributees, devisees and legatees or to the Executive’s estate.

8.	MISCELLANEOUS

8.1 Applicable Laws. This Agreement takes effect upon its acceptance and execution by the Company. The validity, interpretation, and performance of this Agreement shall be governed, interpreted, and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of comity or conflicts of laws thereof.

8.2 Time. Time shall be of the essence of this Agreement.

8.3 Consideration. The parties acknowledge and agree that this Agreement has been executed by each of them in consideration of the mutual premises and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged. The parties waive any and all defenses relating to an alleged failure or lack of consideration in connection with this Agreement. All dollars in this Agreement are Canadian dollars.

8.4 Stock Exchange Approval. The obligations of the Company hereunder, including in particular the obligations with respect to the stock options to be issued hereunder, are subject to the rules of any stock exchange upon which the common shares of the Company are listed from time to time.

8.5 Entire Agreement. This Agreement represents the entire Agreement between the Executive and the Company concerning the subject matter hereof and supersedes any previous oral or written communications, representations, understandings or agreements with the Company or any officer or agent thereof. This Agreement may only be amended or modified in writing signed by the parties.

8.6 Notices. Any notice, acceptance or other document required or permitted hereunder shall be considered and deemed to have been duly given if delivered by hand, emailed, or mailed by postage prepaid and addressed to the party for whom it is intended at the party’s address above or to such other address as the party may specify in writing to the other and shall be deemed to have been received if delivered, on the date of delivery, and if mailed as aforesaid, then on the second business day following the date of mailing thereof, provided that if there shall be at the time of mailing or within two business days thereof a strike, slowdown or other labour dispute which might affect delivery of notice by the mails, then the notice shall only be effective if actually delivered.

8.7 Waiver. The waiver by the Executive or by the Company of a breach of any provision of this Agreement by the Company or by the Executive shall not operate or be construed as a waiver of any subsequent breach by the Company or by the Executive.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

FUNCTIONAL BRANDS INC.

/s/ Tariq Rahim
Per:	Tariq Rahim, Director

SIGNED AND DELIVERED by ERIC GRIPENTROG
in the presence of: Eric Gripentrog

7572 SW Hansen Ln, Tigard, OR 97035 Address

CEO
Occupation

/s/ Eric Gripentrog
ERIC GRIPENTROG

SCHEDULE “A”

ESSENTIAL DUTIES AND RESPONSIBILITIES OF THE CHIEF EXECUTIVE OFFICER (“CEO”)

The Executive’s primary duties, as CEO of the Company are to create a positive Company culture, build and maintain a senior management team, develop, implement and execute sound business strategies for the Company and provide general oversight to the management team and staff.

The responsibility of CEO is to align the Company, internally and externally, with the strategic vision as determined by the Board of Directors of the Company. The CEO is responsible for the Company’s operations, marketing, strategy, financing, creation of Company culture, human resources, hiring, firing, compliance with safety regulations and applicable laws, including securities laws applicable to the Company, investor and public relations, etc. Many of these responsibilities will be delegated to management team members and staff or external service providers.

The CEO will regularly report, on a timely basis, to the Company’s Board of Directors on the results of both his efforts and the business and prospects of the Company and makes himself available to respond to enquiries of directors.

Main Duties:

Go-public Transaction

The CEO will work alongside Board and the management team to prepare and lead the Company to achieve a listing of the Company’s common stock on a NASDAQ exchange..

Development to a Sales Focused Organization

The CEO will transition the Company to a sales focus organization across B2B and B2C markets, leveraging wholesale and bulk products, and development of consumer-packaged goods business.

Development of a Strategic Plan

The CEO will work with the Board and management to develop a five-year strategic business plan that addresses immediate, mid-term and longer-term issues involving corporate structure, capital allocation, risk management, key markets, mergers/acquisitions, customers and related topics.

Development of Processes & Procedures:

The CEO will review, assess, and work with leadership to amend, codify and implement processes and procedures to support transparency and scaling of the business (e.g. inventory management, supply chain, processing, management reporting and sales force effectiveness) as well as establish parameters of the required organizational capabilities and competencies to support human capital related initiatives.

Operational Effectiveness:

The CEO will work with senior management to evaluate, modify, extend commercial and economic relationships with key constituencies, including but not limited to seed providers, farmers/growers, processors, innovation, D2C providers and end use customers.

Benefits

The CEO will be responsible for implementation of the Company’s standard employee benefit plan in alignment with the Company’s capital and financial capabilities.

SCHEDULE “B”

Annual Bonus

The Executive will earn the following Bonus based upon a combination of achieving Parent Company, consolidated-revenue targets (“Revenue Targets”), The Bonus will be based 100% on the achieving of Revenue Targets

Revenue Targets:

All Gross consolidated revenue figures used below shall only incorporate revenue from entities apart of the Parent Group at time of execution of this Agreement (“Consolidated Revenue”). Gross revenue includes all revenue from all entities prior to any discounts. Revenue from entities acquired or merged with after the date of execution of this Agreement shall be included in the calculation of Consolidated Revenue. Revenue captured from Joint Ventures that the Parent Company, or any of its subsidiaries, are party to, shall be included in the calculation of the Consolidated Revenue for the purposes of measure success against the Revenue Targets.

Consolidated Gross Revenue Target	% payout of Base Salary
Below $10,00,000	50% of bonus payout
$10,000,000 +	100% of bonus payout
$15,000,000 +	150% of bonus payout
$20,000,000 +	200% of bonus payout

All figures in United States Dollars (USD)